Exhibit 10.2

EXECUTION VERSION

TERMINATION OF

PREFERRED STOCK EQUITY FACILITY AGREEMENT

This TERMINATION OF PREFERRED STOCK EQUITY FACILITY AGREEMENT (the “Termination Agreement”) is made and entered into as of the 28th day of June 2018 by and between Kapital Joe, LLC (the “Investor”) and Intrexon Corporation, a Virginia corporation (the “Company”).

WHEREAS, pursuant to a Preferred Stock Equity Facility, dated as of October 16, 2017, between the Investor and the Company (the “Agreement”), the Company agreed to issue, and the Investor agreed to purchase, from time to time up to $100 million of the Company’s Series A Redeemable Preferred Stock (the “Series A Preferred Stock”);

WHEREAS, no shares of Series A Preferred Stock have been issued and no shares of Series Preferred Stock are currently outstanding;

WHEREAS, the Company has announced its intention to sell $200 million of the Company’s convertible senior notes due 2023, and up to $230 million if the underwriters’ exercise their over-allotment option (the “Notes Offering”); and

WHEREAS, the Company and the Investor desire to terminate the Agreement upon closing of the Notes Offering.

NOW, THEREFORE, the parties hereto agree as follows:

1. Termination. The Company and the Investor hereby agree that conditioned upon and effective immediately following the closing of the Notes Offering with net proceeds to the Company of not less than $175 million (the “Effective Time”), the Agreement shall terminate and be of no further legal force and effect and neither party shall have any further liability or obligations to the other party after the Effective Time.

2. Governing Law. This Termination Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the Commonwealth of Virginia without regard to any conflicts of law provisions thereof.

3. Binding Effect. This Termination Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal and legal representatives, successors and assigns. This Agreement shall be effective only upon the execution by all parties.

4. Counterparts. This Termination Agreement may be executed in any number of counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which counterparts together shall constitute one and the same instrument.

5. Continuing Obligations. Prior to the Effective Time and subject to the closing of the Notes Offering, the Agreement shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Company and the Investor.

In the event that the Effective Time does not occur on or before July 13, 2018, then this Termination Agreement shall terminate and be of no further force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be duly executed and delivered on their behalf as of the date first above written.

INVESTOR:

KAPITAL JOE, LLC

By:	Third Security, LLC, its Manager

By:	/s/ Randal J. Kirk
Randal J. Kirk
Manager

INTREXON CORPORATION

By:	/s/ Donald P. Lehr
Donald P. Lehr
Chief Legal Officer